Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for First Quarter 2007

— Total revenues increase 110% over Q1 2006 reflecting ANTARA® acquisition —

- Conference call with senior management scheduled for 8:30 AM ET today -

Waltham, Mass., May 2, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the first quarter of 2007. The Company reported total revenues of $23.2 million in the first quarter of 2007, compared to $11.0 million in total revenues in the first quarter of 2006, prior to the acquisition of ANTARA® (fenofibrate) capsules. During the first quarter of 2007, the Company recorded approximately $12.3 million in revenue from ANTARA. The Company also recorded approximately $11.0 million in revenues related to FACTIVE® (gemifloxacin mesylate) tablets, compared to $9.2 million in the first quarter of 2006.

“The first quarter results demonstrate our sales force’s ability to continue to grow prescription volume and market share for ANTARA during the respiratory tract infection season while increased focus was given to FACTIVE,” stated Steven M. Rauscher, President and Chief Executive Officer. “Beginning in April, we have shifted more of our sales force emphasis back to ANTARA and we’re looking forward to continued growth with this exciting brand.”

For the first quarter ended March 31, 2007, the Company reported a net loss of ($11,962,000), or ($0.88) per basic and diluted share. This compares to a net loss of ($20,105,000), or ($2.07) per basic and diluted share, for the first quarter of 2006. The first quarter of 2007 results include $2.3 million in non-cash charges related to amortization of intangible assets. During the first quarter, the Company’s cash position decreased by $6.1 million to approximately $38.7 million in total cash, cash equivalents and restricted cash as of March 31, 2007. The cash balance at March 31, 2007 does not include net proceeds raised through a convertible debt offering in April 2007. Inclusive of that transaction, the Company’s pro forma cash balance would have been approximately $80 million at March 31, 2007.

Selling, marketing, general and administrative expenses were $21.0 million in the first quarter of 2007 which included approximately $0.7 million in non-cash stock-based compensation. This compares to $24.1 million in selling, marketing, general and administrative expenses in the first quarter of 2006 which included approximately $1.0 million in non-cash stock-based compensation. Research and development expenses for the first quarter of 2007 totaled approximately $1.5 million, compared to $2.9 million in the first quarter of 2006. This decrease reflects completion of enrollment in the FACTIVE post-marketing study during the first quarter of 2007, nearly a year ahead of schedule.

Financial Guidance The Company reiterates its prior guidance for revenue growth and cash use for 2007 and 2008. For fiscal year 2007, the Company expects total revenue to increase by at least 80 percent from the $46.2 million in revenue recorded for fiscal year 2006, with approximately two-thirds of those revenues derived from sales of ANTARA.

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Q1 2007 Financial Results

May 2, 2007

The Company expects net cash utilization of approximately $40 million in 2007 and anticipates net cash utilization of $20-24 million in 2008. This guidance does not include the cash impact of any potential business development transactions.

“We expect the net proceeds raised through the sale of convertible debt in April will satisfy the Company’s cash needs for 2008 and, based on our current product portfolio and operating structure, through to corporate profitability,” stated Philippe Maitre, Senior Vice President and Chief Financial Officer. “We believe that the exchange offers and new money offering were important components of our plan to recalibrate our capital structure in order to better execute the Company’s business strategy.”

ANTARA Market Performance Highlights

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Total prescription growth: During the first quarter of 2007, more than 119,000 prescriptions for ANTARA were filled, representing a 5.0% increase in dispensed prescriptions compared to the fourth quarter of 2006. During this same period, prescriptions for branded fenofibrate products grew 2.3%.

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Weekly prescriptions: In the week ending April 20, 2007, the most recent week for which data are available, the four-week moving average for total prescriptions of ANTARA increased to 9,261, from 8,153 at the time Oscient acquired ANTARA.

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Market share: During the latest four-week period available, ANTARA obtained an average of approximately 3.9% market share of total prescriptions among branded fenofibrate products. Among new prescriptions, ANTARA market share for the most recent week was 4.7%, up from 4.2% prior to the commencement of Oscient’s selling efforts.

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New prescription growth: According to Wolters Kluwer Health, in the first quarter of 2007, new prescriptions for branded fenofibrate products grew 7.6% over the fourth quarter of 2006. New prescriptions for ANTARA grew 9.1% during the same period.

FACTIVE Market Performance Highlights

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Market performance: During the first quarter of 2007, nearly 99,000 prescriptions for FACTIVE were dispensed, all of which were revenue generating. During the first quarter of 2006, 118,000 prescriptions were dispensed, of which approximately 86,500 were revenue generating.

•	Physician acceptance: Since launch, approximately 643,800 prescriptions for FACTIVE tablets have been written by more than 30,400 physicians as of March 31, 2007.
•	Market share: For the first quarter of 2007, among all prescriptions for fluoroquinolones written to treat respiratory tract infections, FACTIVE attained approximately a 2.7% market share.

FACTIVE Commercialization Milestones

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Five-day treatment of community-acquired pneumonia (CAP): The U.S. Food and Drug Administration (FDA) approved FACTIVE for the five-day treatment of CAP caused by the most prevalent respiratory pathogens on May 1, 2007, making FACTIVE the only fluoroquinolone approved in the U.S. for the five-day treatment of both acute bacterial exacerbations of chronic bronchitis (AECB) and CAP. The approved supplemental New Drug Application (sNDA) was based on results from the Company’s successful Phase III trial comparing a five-day treatment and the originally approved seven-day treatment with FACTIVE 320 mg once-daily for CAP.

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Canada: In March 2007, Abbott Canada, the Canadian affiliate of Abbott, launched FACTIVE in Canada for the five-day treatment of AECB. A modest milestone related to launch was recorded as other revenue during the first quarter of 2007. Oscient granted commercialization rights for FACTIVE to Abbott Canada in August of last year.

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Europe: In January 2007, the Company announced an agreement granting the European rights to FACTIVE to Menarini Group, the second largest primary care focused company in Europe. Menarini will pursue European regulatory approval in coordination with Oscient and will have access to the clinical trial dossier for FACTIVE and the post-marketing data from the U.S. market.

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Q1 2007 Financial Results

May 2, 2007

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Phase IV trial: During the first quarter, the Company completed enrollment in its Phase IV post-marketing trial, known as the FORCE trial (FACTIVE Outpatient Respiratory Infection Community Experience). Oscient began enrollment coincident with the launch of FACTIVE in the fall of 2004. Patient enrollment at more than 200 clinical sites was completed nearly one year ahead of schedule, which allows for the submission of the study report to the FDA earlier than planned and reduces the total expense of the study.

About Oscient Pharmaceuticals Oscient Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® (fenofibrate) capsules is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s anticipated revenue increases for the fiscal year ending December 31, 2007, (ii) the Company’s anticipated cash utilization for 2007 and 2008, and (iii) the Company’s anticipation that the proceeds raised through the sale of convertible debt will satisfy its cash needs for 2008 and through to profitability. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (b) whether our partners in ex-US territories will be able to obtain approval for FACTIVE and/or expand the indications for which FACTIVE is approved, (c) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (d) delays by the FDA; and (e) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ending December 31, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until May 9, 2007. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 7093711. A replay of the webcast will also be available on the Company’s website.

- tables follow -

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Q1 2007 Financial Results

May 2, 2007

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Revenues:
Product revenue, net	$22,043	$9,246
Co-promotion revenue	—	1,545
Other revenue	1,156	182

Total revenues	23,199	10,973
Costs and expenses[1]:
Cost of product revenue	8,761	2,750
Research and development	1,498	2,928
Selling and marketing	17,455	20,445
General and administrative	3,559	3,640

Total costs and expenses	31,273	29,763

Loss from operations	(8,074)	(18,790)

Other income (expense):
Interest income	491	696
Interest expense	(4,478)	(2,011)
Gain on disposition of investment	158	—
Other income	49	—

Net other expense	(3,780)	(1,315)

Net loss before income tax	(11,854)	(20,105)

Provision for income tax	(108)	—

Net loss	$(11,962)	$(20,105)

Basic/diluted net loss per common share	$(0.88)	$(2.07)

Basic/diluted weighted average common shares outstanding	13,581,618	9,701,667

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	March 31, 2007	December 31, 2006
Cash, cash equivalents and restricted cash**	$38,688	$44,808
Total assets	264,938	279,407
Deferred revenues Long-term liabilities	987 251,068	1,386 250,977
Shareholders’ deficit	(12,888)	(1,996)

** Does not include approximately $41.5 million raised through convertible debt offering in April 2007; includes restricted cash at 3/31/07 of approximately $6.8 million: $2.6 million relates to interest payments on debt and $4.2 million relates to real estate obligations

[1]

The 2007 results reflect $702,000 related to stock-based compensation associated with the adoption of FASB Statement No. 123(R) for the three month period ended March 31, 2007; the 2006 results reflect $1,098,000 for the three month period ended March 31, 2006.

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